UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 13, 2013

GUARDIAN 8 HOLDINGS
 (Exact name of registrant as specified in its charter)

Nevada	333-150954	26-0674103
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15230 N. 75th Street, Suite 1002 Scottsdale, Arizona	85260
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 317-8887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 13, 2013, the Registrant received a Research Report (the “Report”) prepared by Steven Ralston, CFA (the “Analyst”) of Zacks Small-Cap Research. The Registrant intends to use the Report in presentations made to brokers, dealers and marketing agencies.

The Registrant assisted the Analyst in gathering information for the Report, however, the understanding between the Registrant and the Analyst calls for the Analyst to maintain full discretion to report his own opinion about the investment prospects of the Registrant and its desirability for both individual and institutional investors. A copy of the Report has been attached to this filing as Exhibit 99.1.

The Report contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are necessarily based on certain assumptions and are subject to significant risks and uncertainties. These forward-looking statements are based on management’s expectations as of the date hereof and the opinion of the Analyst. The Registrant does not undertake any responsibility for the adequacy, accuracy or completeness or to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements.

In May of 2013, the Registrant entered into a service agreement with Zacks Investment Research, Inc. for the distribution of the Zacks Small Cap Research Report and the use of Zacks Advanced Targeting Software, whereby Zacks has licensed the Registrant to use the web based software targeting programs owned by Zacks. The Registrant agreed to pay Zacks a fee of $18,000 over the twelve month term of the service agreement. Zacks Advanced Targeting Software is used for targeting Institutional Investors / Buy & Sell Side Contact Directories and accessing shareholder data and peer group holdings analysis.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Zacks Research Report dated September 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guardian 8 Holdings

By: /s/ C. Stephen Cochennet
      C. Stephen Cochennet, Chief Executive Officer
Date: September 13, 2013